UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

VISION INDUSTRIES CORP.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

92835C101
(CUSIP Number)

September 24, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      .Rule 13d-1(b)

  X .Rule 13d-1(c)

      .Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92835C101	13G

1.

NAMES OF REPORTING PERSONS UNION CAPITAL, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

UNION CAPITAL, LLC

46-4896047

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(see instructions)

(a)

      .

(b)

  X .

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

NEW YORK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 35,499,059*

	6.	SHARED VOTING POWER 0

	7.	SOLE DISPOSITIVE POWER 35,499,059*

	8.	SHARED DISPOSITIVE POWER 0

*Consists of Common Stock that the reporting person has the right to acquire by way of conversion of a security.

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

35,499,059*

*Consists of Common Stock that the reporting person has the right to acquire by way of conversion of a security.

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

(see instructions)      .

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.99% (based on the total of 355,345,942 outstanding shares of Common Stock)

12.

TYPE OF REPORTING PERSON (see instructions)

OO

CUSIP No. 92835C101	13G

Item 1.

(a)

Name of Issuer

VISION INDUSTRIES CORP.

(b)

Address of Issuer’s Principal Executive Offices

2230 E. Artesia Blvd., Long Beach, California 90805

Item 2.

(a)

Name of Person Filing

Union Capital, LLC

(b)

Address of the Principal Office or, if none, residence

365 Kingston Ave, Suite 3, Brooklyn, NY  11213

(c)

Citizenship

New York LLC

(d)

Title of Class of Securities

Common Stock

(e)

CUSIP Number

92835C101

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

      .

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

      .

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

      .

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

      .

Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)

      .

An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)

      .

An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)

      .

A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)

      .

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

      .

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

      .

Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 92835C101	13G

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount beneficially owned:  35,499,059*

(b)

Percent of class:  9.99%

(c)

Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote 35,499,059*

(ii)

Shared power to vote or to direct the vote

(iii)

Sole power to dispose or to direct the disposition of 35,499,059*

(iv)

Shared power to dispose or to direct the disposition of

*Consists of Common Stock that the reporting person has the right to acquire by way of conversion of a security.

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ¨.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Item 8.  Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.

(a)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 92835C101	13G

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

10/2/2014
Date

/s/ Yakov D Borenstein
Signature

Member
Name/Title

5